Filed Pursuant to Rule 424(b)(5)

Registration No. 333-294792

Prospectus Supplement

(To Prospectus dated April 10, 2026 and

Prospectus Supplement dated April 10, 2026)

Up to $6,400,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement dated April 10, 2026 (“Prospectus Supplement No. 1”), relating to the offer and sale of shares of Common Stock, $.00001 par value per share (“Common Stock”), pursuant to the Sales Agreement (as amended, the “Sales Agreement”) with Needham & Company, LLC (the “Sales Agent”) dated November 4, 2025. This prospectus supplement is registering the offer and sales of up to $6,400,000 of our shares of Common Stock from time to time through the Sales Agent, acting as agent. This prospectus supplement should be read in conjunction with the Prospectus Supplement No. 1, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in Prospectus Supplement No. 1. This prospectus supplement is not complete without and may only be delivered or utilized in connection with, Prospectus Supplement No. 1, the accompanying base prospectus, and any future amendments or supplements thereto.

Our common stock is listed on the Nasdaq Capital Market under the symbol “XXII.” The closing price of our common stock on April 30, 2026 was $1.56 per share.

The aggregate market value of our outstanding common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 was approximately $19.2 million, which was calculated based on 4,455,649 shares of common stock outstanding as of May 1, 2026, of which 259 shares were held by affiliates, and a price of $4.35 per share, which was the closing price of our common stock on the Nasdaq Capital Market on March 2, 2026. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. We have sold no securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our shares of our Common Stock involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-6 of Prospectus Supplement No. 1 and the other documents that are incorporated by reference in Prospectus Supplement No. 1 and the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Needham & Company

The date of this prospectus supplement is May 1, 2026